EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into as of this 15th day of July, 2005, by and between NOVELOS THERAPEUTICS, INC., a Delaware corporation with offices at One Gateway Center, Suite 504, Newton, Massachusetts 02458 (the "Corporation"), and CHRISTOPHER J. PAZOLES, Ph.D, an individual residing at 4 Elizabeth Drive, Westborough, Massachusetts 01581 (the "Executive"), under the following circumstances:

RECITALS:

A.    The Corporation desires to secure the services of the Executive upon the terms and conditions hereinafter set forth; and

B.    The Executive desires to render services to the Corporation upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties mutually agree as follows:

Section 1.    Employment.    The Corporation hereby employs the Executive and the Executive hereby accepts employment as an executive of the Corporation, subject to the terms and conditions set forth in this Agreement.

Section 2.    Duties.    The Executive shall serve as the Vice President of Research and Development of the Corporation with such duties, responsibilities and authority as are commensurate and consistent with his position, as may be, from time to time, assigned to him by the Board of Directors of the Company. The Executive shall report directly to the President and the Board of Directors of the Corporation. During the term of this Agreement, the Executive shall devote his full business time and efforts to the performance of his duties hereunder unless otherwise authorized by the Board of Directors. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by the Executive for the making of passive personal investments, the conduct of private business affairs and charitable and professional activities shall be allowed, provided such activities do not materially interfere with the services required to be rendered to the Corporation hereunder and do not violate the restrictive covenants set forth in Section 8 below.

Section 3.    Term of Employment.    The term of the Executive's employment hereunder, unless sooner terminated as provided herein (the "Initial Term"), shall be for a period of two (2) years commencing on the date hereof (the "Commencement Date"). The term of this Agreement shall automatically be extended for additional terms of one year each (each a "Renewal Term") unless either party gives prior written notice of non-renewal to the other party ("Non-Renewal Notice") no later than sixty (60) days prior to the expiration of the Initial Term or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the "Term."

Section 4.    Compensation of Executive.

4.1    Base Salary.    The Corporation shall pay the Executive as compensation for his services hereunder, in equal installments at least as frequently as monthly and consistent with the Corporation's payroll practices during the Term, the sum of One Hundred Ninety-Two Thousand ($192,000) Dollars per annum for the first year of the Initial Term and One Hundred Ninety-Five Thousand ($195,000) Dollars per annum for the second year of the Initial Term and any Renewal Term, unless a different amount is agreed to by the Corporation and the Executive for any portion of the initial term or for any such Renewal Term (in each case, the "Base Salary"), less such deductions as shall be required to be withheld by applicable law and regulations. The Corporation shall review the Base Salary on an annual basis and has the right but not the obligation to increase it but has no right to decrease the Base Salary. To provide a secure source for payment of the Base Salary during the second year of the Initial Term, the Corporation shall, at the commencement of the Initial Term, establish an escrow arrangement in the amount of One Hundred Ninety-Five Thousand ($195,000) Dollars, the remaining balance of which will revert to the Corporation if the Executive's employment hereunder is terminated by the Executive voluntarily or by the Corporation for Cause, as hereinafter defined, prior to the end of the Initial Term.

4.2    Bonus.    In addition to the Base Salary set forth in Section 4.1 above, the Executive shall be entitled to a minimum cash bonus of Sixteen Thousand ($16,000) Dollars at the end of the first year of the Initial Term and Twenty-Five ($25,000) Dollars at the end of the second year of the Initial Term, and such other bonus compensation, if any, in cash, capital stock or other property, as a majority of the members of the Board of Directors of the Corporation may determine from time to time in their sole discretion. The above forms of bonus compensation shall be paid to the Executive no later than thirty (30) days after the end of any applicable term.

4.3    Expenses.    The Corporation shall pay or reimburse the Executive for all reasonable out-of-pocket expenses actually incurred or paid by the Executive in the course of his employment, consistent with the Company's policy for reimbursement of expenses from time to time.

4.4    Benefits.    The Executive shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans as the Corporation provides to its senior executives (the "Benefit Plans"). Anything to the contrary contained herein notwithstanding, the benefits to the Executive shall include full payment for the Executive of Blue Cross Blue Shield health insurance premium, UNUM long-term disability insurance premium and Delta Dental Insurance premium, together with up to Five Hundred ($500) Dollars per year toward gym or health or fitness club membership and a parking space in the garage at the Corporation's offices.

Section 5.    Termination.

5.1    Events of Termination.    This Agreement and the Executive's employment hereunder shall terminate upon the happening of any of the following events:

(a)	upon the Executive's death;

(b)	upon the Executive's "Total Disability" (as herein defined);

(c)	upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either party has provided a timely notice of non-renewal in accordance with Section 3, above;

(d)	at the Corporation's option, upon thirty (30) days' prior written notice to the Executive if without cause;

(e)	at the Executive's option, upon thirty (30) days' prior written notice to the Corporation;

(f)	at the Executive's option, in the event of an act by the Corporation, defined in Section 5.3, below, as constituting "Good Reason" for termination by the Executive; and

(g)	at the Corporation's option, in the event of an act by the Executive, defined in Section 5.4, below, as constituting "Cause" for termination by the Corporation.

5.2    Total Disability.    For purposes of this Agreement, the Executive shall be deemed to be suffering from a "Total Disability" if the Executive has failed to perform his regular and customary duties to the Corporation for a period of 90 days out of any 180-day period and if before the Executive has become "Rehabilitated" (as herein defined) a majority of the members of the Board of Directors of the Corporation vote to determine that the Executive is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment. As used herein, the term "Rehabilitated" shall mean such time as the Executive is willing, able and commences to devote his time and energies to the affairs of the Corporation to the extent and in the manner that he did so prior to his Disability.

5.3    Good Reason.    For purposes of this Agreement, the term "Good Reason" shall mean that the Executive has resigned due to the failure of the Corporation to meet any of its material obligations to the Executive hereunder, and failure to cure the same within thirty (30) days following Executive's delivery of notice specifying the breach(es) by the Corporation.

5.4    Cause.    For purposes of this Agreement, the term "Cause" shall mean those circumstances in which the Corporation reasonably determines, in good faith, that the Executive (i) has willfully failed, willfully neglected, or willfully refused to perform his duties under this Agreement, which failure, neglect, or refusal shall not have been remedied by the Executive to the satisfaction of the Corporation within 30 days of prior written notice of said conduct; (ii) has been convicted of or pled guilty or no contest to a crime involving a felony; or (iii) has committed any act of dishonesty resulting material harm to the Corporation by the Executive.

Section 6.    Effects of Termination.

6.1    Death.    Upon termination of the Executive's employment pursuant to Section 5.1(a), the Executive's estate or beneficiaries shall be entitled to any benefits extended from time to time by the Corporation in such circumstances to or on behalf of its senior executives.

6.2    Total Disability.    Upon termination of the Executive's employment pursuant to Section 5.1(b), the Executive shall be entitled to such amounts paid to Executive with respect to any disability policy maintained for his benefit.

6.3    Expiration of Term.    Upon termination of the Executive's employment pursuant to Section 5.1(c), the Executive shall be entitled to receive only the accrued but unpaid compensation and vacation pay through the date of termination and any other benefits accrued to him under any Benefit Plans outstanding at such time.

6.4    By Corporation Without Cause or by Executive for Good Reason.    Upon termination of the Executive's employment pursuant to Section 5.1(d) or (f), the Executive shall be entitled to Base Salary at the then current rate, to be paid from the date of termination of employment through the remainder of the Term in monthly installments, less withholding of all applicable taxes; (ii) continued provision for a period of twelve (12) months after the date of termination of the benefits under Benefit Plans extended from time to time by the Corporation to its senior executives; and (iii) payment on a prorated basis of any minimum bonus or other payments earned in connection with any bonus plan to which the Executive was a participant as of the date of the Executive's termination of employment.

6.5    By Corporation for Cause or by Executive Without Good Reason.    Upon termination of the Executive's employment pursuant to Section 5.1(e) or (g), the Executive shall be entitled to accrued and unpaid Base Salary and vacation pay through the date of termination, less withholding of applicable taxes.

6.6    Duty to Mitigate.    The Executive shall be obligated to seek other employment in order to mitigate his damages resulting from his discharge pursuant to Sections 5.1(d) or (f), provided that such employment need not be taken with a subsequent company at a level below his position with the Corporation. Any payments required to be made hereunder by the Corporation to the Executive shall continue to the Executive's beneficiaries in the event of his death until paid in full.

Section 7.    Vacations.    The Executive shall be entitled to a vacation of four (4) weeks per year, during which period his salary shall be paid in full. The Executive shall take his vacation at such time or times as the Executive and the Corporation shall determine is mutually convenient. Any vacation not taken in one (1) year shall not accrue, provided that if vacation is not taken due to the Corporation's business necessities, up to two (2) weeks' vacation may carry over to the subsequent year.

Section 8.    Disclosure of Confidential Information; Covenant Not to Compete.    The Executive shall enter into an Employee Nondisclosure and Developments Agreement with the Corporation in the form annexed hereto as Exhibit 1.

Section 9.    Miscellaneous.

9.1    Injunctive Relief.    The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Executive agrees that any breach or threatened breach by him of the Employee Nondisclosure and Developments Agreement referenced in Sections 8 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.

9.2    Assignments.    Neither the Executive nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided however that the Corporation shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Corporation of any of its obligations hereunder.

9.3    Entire Agreement.    This Agreement, together with the other agreements and instruments referenced herein, constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive's employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Corporation, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

9.4    Binding Effect.    This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

9.5    Headings.    The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.6    Notices.    All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

9.7    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts without giving effect to such State's conflicts of laws provisions and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of Massachusetts.

9.8    Counterparts.    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

CORPORATION:		EXECUTIVE:
NOVELOS THERAPEUTICS, INC.
/s/ Christopher J. Pazoles
CHRISTOPHER J. PAZOLES, Ph.D
By:	/s/ Harry S. Palmin
Harry S. Palmin
Its:	President